Filed Pursuant to Rule 424(b)(4)
File No. 333-102391
Prospectus

6,183,333 SHARES

COMMON STOCK

The shares of common stock of P-Com, Inc. covered by this prospectus may be sold from time to time by the stockholders specified in this prospectus or their pledgees, donees, transferees or other successors in interest. This prospectus relates to:

•	6,183,333 shares, of which:

•	750,000 are shares of common stock which may in the future be issued to the selling stockholders upon the exercise of outstanding warrants;

•	3,333,333 are shares of outstanding common stock;

•	2,100,000 are shares of common stock which may in the future be issued to the selling stockholders upon satisfaction of certain conditions set forth in the underlying subscription agreement; and

•
a presently indeterminate number of additional shares that may be issuable upon stock splits, stock dividends, recapitalizations or other similar transactions, in accordance with Rule 416 under the Securities Act of 1933.

Those numbers of shares as to which this prospectus relates is based on the outstanding shares of common stock and the exercise of warrants at the current applicable conversion or exercise rate; however, the shares issuable upon exercise of the warrants are subject to adjustment and could be more or less than the estimated amount listed in this prospectus, depending on factors which cannot be predicted at this time. We will not receive any of the proceeds from the sale of the shares by the selling stockholders, but we may receive the proceeds from the exercise of the warrants by the selling stockholders.

Our common stock is listed on the Nasdaq SmallCap Market under the symbol “PCOM”. On January 22, 2003, the last sale price of the common stock was $.24 per share.

An investment in the shares offered by this prospectus entails a high degree of risk. See “ Risk Factors” beginning on page 5 for information that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2003.

The terms “we”, “our”, and “us” refer to P-Com, Inc., unless the context suggests otherwise.

P-COM, INC.
PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference into this prospectus.

Our Business

We develop, manufacture and market point-to-multipoint, point-to-point and spread spectrum radio systems for the worldwide telecommunications market. Cellular and personal communications services, or PCS, providers employ our point-to-point systems for backhaul between remote tower sites and switching centers in their growing global markets. Network service providers and Internet service providers are able, through the deployment of our equipment and systems, to respond to the increasing global demands for high-speed wireless access services, such as Internet access associated with business-to-business and e-commerce business processes. Through deployment of our systems, network providers can quickly and efficiently establish integrated Internet, data, voice, and video services for their customers, and expand and grow those services as demand increases. Our market is a subset of the global telecom, cellular, PCS, wireless Internet access, and private network markets.

Our wholly-owned subsidiary, P-Com Network Services, Inc., or PCNS, provides engineering, installation support, program management and maintenance support services to the telecommunications industry in the United States. Network service providers, including wireless and traditional wireline, outsource these tasks to approved service suppliers on a project-by-project basis. Microwave service projects are typically short in duration, lasting one to two weeks, and primarily involve logistical installation or maintenance of millimeter wave radio systems. Central office services projects involve ordering materials and substantial man-hour commitments and can last up to three months.

Our executive offices are located at 3175 S. Winchester Boulevard, Campbell, California 95008, and our telephone number is (408) 866-3666.

The Offering

On December 23, 2002, we entered into a subscription agreement with Alpha Capital Aktiengesellschaft and Stonestreet Limited Partnership, whereby we agreed to issue 3,333,333 shares of our common stock, par value $.0001 per share, and warrants to purchase a total of 750,000 shares of our common stock for the aggregate consideration of $500,000 in a private placement which closed on December 30, 2002. The exercise price of the common stock underlying the warrants is $0.30 and the warrants are immediately exercisable upon payment of the exercise price. The closing sale price of our common stock on December 30, 2002 was $0.20. Under the terms of the subscription agreement, we may in the future issue to the selling stockholders 2,100,000 additional shares of common stock for an aggregate consideration of $378,000 and upon satisfaction of certain conditions. We agreed to register for resale all the shares of common stock that were issued and may be issued under the subscription agreement and the shares of common stock issuable upon the exercise of the warrants. This prospectus relates to the resale of up to 6,183,333 shares of our common stock issuable in the private placement. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. See “Selling Stockholders.”

Names of Selling Stockholders	Number of Shares of Stock Issued	Number of Shares of Stock That May Be Issued	Number of Shares of Common Stock Underlying Warrants	Total
Alpha Capital Aktiengesellschaft	2,000,000	1,261,111	450,000	3,711,111
Stonestreet Limited Partnership	1,333,333	838,889	300,000	2,472,222

Use of Proceeds

The selling stockholders will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling stockholders of the offered shares of common stock but we may receive the proceeds from the exercise of the warrants by the selling stockholders.

RISK FACTORS

An investment in our common stock is subject to many risks. You should carefully consider the risks described below, together with all of the other information included or incorporated by reference into this prospectus, including the financial statements and the related notes, before you decide whether to purchase shares of our common stock. Our business, operating results and financial condition could be harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Continuing weakness in the telecommunications equipment and services sector would adversely affect the growth and stability of our business.

A severe worldwide slowdown in the telecommunications equipment and services sector is affecting us. Our customers, particularly systems operators and integrated system providers, are canceling orders, deferring capital spending and orders to suppliers such as our Company, and in general are not building out any significant additional infrastructure at this time. In addition, our accounts receivable, inventory turnover, and operating stability can be jeopardized if our customers experience financial distress. Our largest customer in our services group, P-Com Network Services, began a slowdown and deferral of previously committed work orders as of the end of the second quarter of 2001, and this has persisted in 2002. We do not believe that our products and services sales levels can recover while an industry-wide slowdown in demand persists.

Global economic conditions have had a depressing effect on sales levels in past years, including a significant slowdown for P-Com in 1998 and 2001-2002. The soft economy and slowdown in capital spending encountered in 2001-2002 in the United States, the United Kingdom and other geographical markets have had a significant depressing effect on the sales levels of telecommunications products and services such as ours. These factors may continue to adversely affect our business, financial condition and results of operations. We cannot sustain ourselves at the currently depressed sales levels.

Our business and financial positions have deteriorated significantly.

Our business and financial positions have deteriorated significantly. From inception to September 30, 2002, our aggregate net loss is approximately $327 million. Our September 30, 2002 cash, working capital, accounts receivable, inventory, total assets, employee headcount, backlog and total stockholders’ equity were all substantially below levels of one year ago.

Our independent accountants’ opinion on our 2001 consolidated financial statements includes an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern. To continue long-term as a going concern, we will have to increase our sales, and possibly induce other creditors to forebear or to convert to equity, raise additional equity financing, and/or raise new debt financing. We cannot guarantee that we will be able to accomplish these tasks.

If the closing of our proposed merger with Telaxis Communications Corporation is delayed, or does not happen at all, we would be unable to realize the anticipated benefits of the transaction, which may negatively affect our business.

We signed an Agreement and Plan of Merger with Telaxis Communications Corporation, dated September 9, 2002. The Agreement was terminated by mutual agreement on January 7, 2003. Although discussions between the parties are continuing, there cannot be any assurance that a new transaction will be entered into or consummated.

We expended a significant portion of our present liquid resources in the merger process and, as a result of the termination, we will not receive the anticipated benefits including an expanded product range, a stronger combined balance sheet and more liquidity. It is possible that we have diminished our ability to find alternative merger partners in a period of tight financial markets and global customer market downturn, and with our own liquidity position further deteriorated. Our stock price could also fluctuate widely as a result of the termination, particularly to the extent that our current stock price reflects a market assumption that the merger would be completed as originally planned.

Our failure to comply with Nasdaq’s listing standards could result in our delisting by Nasdaq from the Nasdaq SmallCap Market and severely limit the ability to sell any of our common stock.

To maintain the listing of our common stock on the Nasdaq National Market, we are required to meet certain listing requirements, including a minimum bid price of $1.00 per share. Because we did not meet this requirement, Nasdaq moved our stock listing from the Nasdaq National Market to the Nasdaq SmallCap Market

effective August 27, 2002. Additionally Nasdaq notified us that, subject to maintaining compliance with the various rules necessary for continued listing on the Nasdaq SmallCap Market, the Company’s stock could be delisted from the market unless it reaches and maintains the minimum $1 bid price for a period of 10 consecutive days by February 10, 2003. Should our common stock be delisted from the Nasdaq SmallCap Market, it would likely be traded on the so-called “pink sheets” or on the “Electronic Bulletin Board” of the National Association of Securities Dealers, Inc. However, this alternative could result in a less liquid market available for existing and potential shareholders to trade shares of our stock and could ultimately further depress the trading price of our common stock.

We do not have the customer base or other resources of more established companies, which makes it more difficult for us to address the liquidity, and other challenges we face.

We do not have the customer base or other resources of more established companies, which makes it more difficult for us to address the liquidity and other challenges we face. Although we have installed and have in operation over 150,000 radio units globally, we have not developed a large installed base of our equipment or the kind of close relationships with a broad base of customers of a type enjoyed by larger, more developed companies, which would provide a base of financial performance from which to launch strategic initiatives and withstand business reversals. In addition, we have not built up the level of capital often enjoyed by more established companies, so from time to time we may face serious challenges in financing our continued operation. We may not be able to successfully address these risks.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to pursue future growth and harm our business operations.

Even if we resolve our short term going concern difficulties, our future capital requirements will depend upon many factors, including a re-energized telecommunications market, development costs of new products and related software tools, potential acquisition opportunities, maintenance of adequate manufacturing facilities and contract manufacturing agreements, progress of research and development efforts, expansion of marketing and sales efforts, and status of competitive products. Additional financing may not be available in the future on acceptable terms or at all. The continued existence of a substantial amount of debt could also severely limit our ability to raise additional financing. In addition, given the recent price for our common stock, if we raise additional funds by issuing equity securities, significant dilution to our stockholders could result.

If adequate funds are not available, we may be required to close business or product lines, further restructure or refinance our debt or delay, further scale back or eliminate our research and development program, or manufacturing operations. We may also need to obtain funds through arrangements with partners or others that may require us to relinquish our rights to certain technologies or potential products or other assets. Our inability to obtain capital, or our ability to obtain additional capital only upon onerous terms, could very seriously damage our business, operating results and financial condition.

Market acceptance of our products might suffer if we are unable to keep pace with rapid technological changes and industry standards.

Rapid technological change, frequency of new product introductions and enhancements, product obsolescence, changes in end-user requirements and period-to-period demand, and evolving industry standards characterize the communications market. Our ability to compete in this market will depend upon successful development, introduction and sale of new systems and enhancements and related software tools, on a timely and cost-effective basis, in response to changing customer requirements. Any success in developing new and enhanced systems and related software tools will depend upon a variety of factors. Such factors include:

•	new product development to respond to market demand;

•	integration of various elements of complex technology;

•	timely and efficient implementation of manufacturing and assembly processes at turnkey suppliers and design and manufacturing cost reduction programs for existing product lines;

•	development and completion of related software tools, system performance, quality and reliability of systems; and timely and cost effective system design process.

We may not be successful in selecting, developing, manufacturing and marketing new systems or enhancements or related software tools. For example, to date, revenue generated through the sales of Point-to-Multipoint systems has not met original expectations, and sales were down sharply in all product categories in the second half of 2001 and the first nine months of 2002. Also, errors could be found in our systems after commencement of commercial quantity shipments. Such errors could result in the loss of or delay in market acceptance, as well as expenses associated with re-work of previously delivered equipment.

We rely on a limited number of customers for a material portion of our sales and the loss of sales to any of those customers could harm our business, financial conditions, and results of operation.

In the first nine months of 2002, sales to two customers accounted for 27% of sales. Our ability to maintain or increase our sales in the future will depend, in part upon our ability to obtain orders from new customers as well as the financial condition and success of our customers, the telecommunications industry and the global economy. Our customer concentration also results in concentration of credit risk. As of September 30, 2002, two customers accounted for 43% of our total accounts receivable balances. Many of our significant recurring customers are located outside United States, primarily in the Asia-Pacific Rim, United Kingdom and continental Europe. Some of these customers are implementing new networks and are themselves in the various stages of development. They may require additional capital to fully implement their planned networks, which may be unavailable to them on an as-needed basis, and which we cannot supply in terms of long-term financing.

If our customers cannot finance their purchases of our products or services, this may materially adversely affect our business, operations and financial condition. Financial difficulties of existing or potential customers may also limit the overall demand for our products and services. Current customers in the telecommunications industry have, from time to time, undergone financial difficulties and may therefore limit their future orders or find it difficult to pay for products sold to them. Any cancellation, reduction or delay in orders or shipments, for example, as a result of manufacturing or supply difficulties or a customer’s inability to finance its purchases of our products or services, may materially adversely affect our business. Difficulties of this nature have occurred in the past and we believe they can occur in the future. For instance, we recently announced a multiple year $100 million supply agreement with an Original Equipment Manufacturer in China. Even with financial assurances in place, there is a possibility that the customer will change the timing and the product mix requested. Enforcement of the specific terms of the agreement could be difficult and expensive within China, and we may not ultimately realize the total benefits currently expected in the contract period.

Finally, acquisitions in the telecommunications industry are common, which tends to further concentrate the potential customer base and in some cases may cause orders to be delayed or cancelled.

We expect our quarterly revenue and operating results to fluctuate, and it is difficult to predict our future revenue and results of operations.

We have experienced and will continue to experience significant fluctuations in sales, gross margins and operating results. The procurement process for most of our current and potential customers is complex and lengthy. As a result, the timing and amount of sales is often difficult to predict reliably. The sale and implementation of our products and services generally involves a significant commitment of senior management, as well as our sales force and other resources.

The sales cycles for our products and services typically involve technical evaluation and commitment of our cash and other resources for significant periods prior to realization of substantive sales and delays often occur. Delays have been associated with, among other things:

•	customers’ seasonal purchasing and budgetary cycles, as well as their own build-out schedules;

•	compliance with customers’ internal procedures for approving large expenditures and evaluating and accepting new technologies;

•	compliance with governmental or other regulatory standards;

•	difficulties associated with customers’ ability to secure financing; negotiation of purchase and service terms for each sale;

•	price negotiations required to secure purchase orders; and education of customers as to the potential applications of our products and services, as well as related product-life cost savings.

Failure to maintain satisfactory shipping and delivery schedules could increase our costs, disrupt our supply chain, and result in our inability to deliver our products, which would adversely affect our results of operations.

Due to logistics of production and inventory, a delay in a shipment near the end of a particular quarter for any reason may cause sales in a particular quarter to fall significantly below our expectations and the stock market analysts’ expectations. A single customer’s order scheduled for shipment in a quarter can represent a large portion of our potential sales for the quarter. Such delays have occurred in the past due to unanticipated shipment rescheduling, cancellations or deferrals by customers, competitive and economic factors, unexpected manufacturing or other difficulties, delays in deliveries of components, subassemblies or services by suppliers and failure to receive anticipated orders. We cannot determine whether similar or other delays might occur in the future, but expect that some or all of such problems might recur.

Our operating results could be adversely affected by a continued decline in capital spending in the telecommunications market.

Although much of the anticipated growth in the telecommunications infrastructure is expected to result from the entrance of new service providers, many new providers do not have the financial resources of existing service providers. For example, in the U.S., most CLECs are experiencing financial distress, and/or have declared bankruptcy. If these new service providers are unable to adequately finance their operations, they may cancel or delay orders. Moreover, purchase orders are often received and accepted far in advance of shipment and, as a result, we typically permit orders to be modified or canceled with limited or no penalties. Any failure to reduce actual costs to the extent anticipated when an order is received substantially in advance of shipment or an increase in anticipated costs before shipment could materially adversely affect our gross margin in such situations. Ordering materials and building inventory based on customer forecasts or non-binding orders can also result in large inventory write-offs, as occurred in 2000 and 2001. Global economic conditions have had a depressing effect on sales levels in past years. The soft economy and slowdown in capital spending in 2001 and to date in 2002 in the U.S. and U.K. telecommunications markets again had a significant depressing effect on the sales levels of products and services in both years.

Failure to maintain adequate levels of inventory could result in a reduction or delay in sales and harm our results of operations.

In a competitive industry such as broadband wireless, the ability to effect quick turnaround and delivery on customer orders can make the difference in maintaining an ongoing relationship with our customers. This competitive market condition requires us to keep inventory on hand to meet such market demands. Given the variability of customer requirements and purchasing power, it is difficult to closely predict the amount of inventory needed to satisfy demand. If we over or under-estimate inventory requirements to fulfill customer needs, our results of operations could continue to be adversely affected. If market conditions change swiftly, such as was the case in 2001, it may not be possible to terminate purchasing contracts in a timely fashion to prevent periodic inventory increases, thus causing additional reserves to be recorded against realization of such inventory’s carrying value. In particular, increases in inventory could materially adversely affect operations if such inventory is ultimately not used or becomes obsolete. This risk was realized in the large inventory write-downs in 1999, 2000 and 2001.

Difficulties in reducing our operating expenses could harm our results of operations.

A material portion of our manufacturing related operating expenses is fixed. If we experience a reduction or delay in sales, we may find it difficult to reduce our manufacturing related operating expenses on a timely basis. Difficulties of this nature would adversely affect our financial condition and harm our operating results.

Our limited manufacturing capacity and sources of supply may affect our ability to meet customer demand, which would harm our sales and damage our reputation.

Our internal manufacturing capacity, by design, is very limited. Under certain market conditions, as for example when there is high capital spending and rapid system deployment, our internal manufacturing capacity will not be sufficient to fulfill customers’ orders. We would therefore rely on contract manufacturers to produce our systems, components and subassemblies. Our failure to manufacture, assemble and ship systems and meet customer demands on a timely and cost-effective basis could damage relationships with customers and have a material adverse effect on our business, financial condition and results of operations.

In addition, certain components, subassemblies and services necessary for the manufacture of our systems are obtained from a sole supplier or a limited group of suppliers. Many of these suppliers are in difficult financial positions as a result of the significant slowdown that we too have experienced. Our reliance on contract manufacturers and on sole suppliers or a limited group of suppliers involves risks. We have from time to time experienced an inability to obtain, or to receive in a timely manner, an adequate supply of finished products and required components and subassemblies. As a result, our control over the price, timely delivery, reliability and quality of finished products, components and subassemblies is reduced.

If we fail to effectively manage our growth, our infrastructure, management, and resources could be strained, our ability to effectively manage our business could be diminished, and our results, of operation could suffer.

To maintain a competitive market position, we are required to continue to invest resources for growth. We continue to devote resources to the development of new products and technologies and are continuously conducting evaluations of these products. We will continue to invest additional resources in plant and equipment, inventory, personnel and other items, to begin production of these products and to provide any necessary marketing and administration to service and support bringing these products to commercial production stage. Accordingly, our gross profit margin and inventory management may be adversely impacted in the future by start-up costs associated with the initial production and installation of these new products. Start-up costs may include additional manufacturing overhead, additional allowance for doubtful accounts, inventory and warranty reserve requirements and the creation of service and support organizations.

Additional inventory on hand for new product development and customer service requirements also increases the risk of further inventory write-downs if such products do not gain reasonable market acceptance at normal gross profit margin. Although through monitoring our operating expense levels relative to business plan revenue levels, we try to maintain a given level of operating results, there are many market condition changes which have challenged and may continue to challenge our ability to maintain given levels of operating expenses to revenue ratios. Expansion of our operations and acquisitions in prior periods have caused a significant strain on our management, financial, manufacturing and other resources and has from time to time disrupted our normal business operations.

Our ability to manage any possible future growth may again depend upon significant expansion of our executive, manufacturing, accounting and other internal management systems and the implementation of a variety of systems, procedures and controls, including improvements or replacements to inventory and management systems designed to help control and monitor inventory levels and other operating decision criteria. In particular, we must successfully manage and control overhead expenses and inventories relative to sales levels we may attain. Additionally we must successfully meet the challenge of development, introduction, marketing and sales of new products, the management and training of our employee base, the integration and coordination of a geographically and ethnically diverse group of employees and the monitoring of third party manufacturers and suppliers. We cannot be certain that attempts to manage or again expand our marketing, sales, manufacturing and customer support efforts will be successful or result in future additional sales or profitability. Any failure to coordinate and improve systems, procedures and controls, including improvements relating to inventory control and coordination with subsidiaries, at a pace consistent with our business, could cause inefficiencies, additional operational expenses and inherent risks, greater risk of billing delays, inventory write-downs and financial reporting difficulties.

A significant ramp-up of production of products and services could require us to make substantial capital investments in equipment and inventory, in recruitment and training of additional personnel and possibly in investment in additional manufacturing facilities. If undertaken, we anticipate these expenditures would be made in advance of increased sales. In such event, operating results would be adversely affected from time-to-time due to short-term inefficiencies associated with the addition of equipment and inventory, personnel or facilities, and such cost categories may periodically increase as a percentage of revenues.

A decline in the selling price of our products would adversely affect our financial condition and results of operations.

We believe that average selling prices and gross margins for our systems and services will tend to decline in both the near and the long term relative from the point at which a product is initially marketed and priced. Reasons for such decline may include the maturation of such systems, the effect of volume price discounts in existing and future contracts and the intensification of competition.

If we cannot develop new products in a timely manner or fail to achieve increased sales of new products at a higher average selling price, then we would be unable to offset declining average selling prices. If we are unable to offset declining average selling prices, or achieve corresponding decrease in manufacturing operating expenses, our gross margins will decline.

Difficulties in receiving payment from customers could adversely affect our financial conditions and results of operations.

We are subject to credit risk in the form of trade accounts receivable. We could be unable to enforce a policy of receiving payment within a limited number of days of issuing bills, especially for customers in the early phases of business development. Our current credit policy typically allows payment terms between 30 and 90 days depending upon the customer and the economic norms of the region, as well as the requirement for certain foreign customers to place irrevocable letters of credit to insure payment under terms. We could have difficulties in receiving payment in accordance with our policies, particularly from customers awaiting financing to fund their expansion and from customers outside of the United States.

Our business depends on the acceptance of our products and services, and it is uncertain whether the market will accept and demand our products and services at levels necessary for success.

Our future operating results depend upon the continued growth and increased availability and acceptance of microcellular, personal communications networks/personal communications services, or, and wireless local loop access telecommunications services in the United States and internationally. The volume and variety of wireless telecommunications services or the markets for and acceptance of such services may not continue to grow as expected. The growth of such services may also fail to create anticipated demand for our systems. Predicting which segments of these markets will develop and at what rate these markets will grow is difficult.

Certain sectors of the telecommunications market will require the development and deployment of an extensive and expensive telecommunications infrastructure. In particular, the establishment of PCN/PCS networks requires very large capital expenditure levels. Communications providers may not make the necessary investment in such infrastructure, and the creation of this infrastructure may not occur in a timely manner. Moreover, one potential application of our technology, the use of our systems in conjunction with the provision of alternative wireless access in competition with the existing wireline local exchange providers, depends on the pricing of wireless telecommunications services at rates competitive with those charged by wireline operators. Rates for wireless access must become competitive with rates charged by wireline companies for this approach to be successful. Absent that, consumer demand for wireless access will be materially adversely affected. If we allocate resources to any market segment that does not grow, we may be unable to reallocate capital and other resources to other market segments in a timely manner, ultimately curtailing or eliminating our ability to enter such other segments.

Certain current and prospective customers are delivering services and features that use competing transmission media such as fiber optic and copper cable, particularly in the local loop access market. To successfully compete with existing products and technologies, we must offer systems with superior price/performance characteristics and extensive customer service and support. Additionally, we must supply such systems on a timely and cost-effective basis, in sufficient volume to satisfy such prospective customers’ requirements, in order to induce the customers to transition to our technologies. Any delay in the adoption of our systems and technologies may result in prospective customers using alternative technologies in their next generation of systems and networks.

Prospective customers may design their systems or networks in a manner which excludes or omits our products and technology. Existing customers may not continue to include our systems in their products, systems or networks in the future. Our technology may not replace existing technologies and achieve widespread acceptance in the wireless telecommunications market. Failure to achieve or sustain commercial acceptance of our currently available radio systems or to develop other commercially acceptable radio systems would materially adversely affect us.

We face substantial competition and may not be able to compete effectively.

We are experiencing intense competition worldwide from a number of leading telecommunications equipment and technology suppliers. Such companies offer a variety of competitive products and services and some offer broader telecommunications product lines, and include Alcatel Network Systems, Alvarion, Stratex Networks, Cerragon, Ericsson Limited, Harris Corporation-Farinon Division, Netro, NEC, NERA, Nokia Telecommunications, SIAE, Siemens, and Proxim/Western Multiplex Corporation. Many of these companies have greater installed bases, financial resources and production, marketing, manufacturing, engineering and other capabilities than we do. We face actual and potential competition not only from these established companies, but also from start-up companies that are developing and marketing new commercial products and services. Some of our current and prospective customers and partners have developed, are currently developing or could manufacture products competitive with our products. Nokia and Ericsson have developed competitive radio systems, and new technology featuring free space optical systems that are now in the marketplace.

The principal elements of competition in our market and the basis upon which customers may select our systems include price, performance, software functionality, perceived ability to continue to be able to meet delivery requirements, and customer service and support. Recently, certain competitors have announced the introduction of new competitive products, including related software tools and services, and the acquisition of other competitors and competitive technologies. We expect competitors to continue to improve the performance and lower the price of their current products and services and to introduce new products and services or new technologies that provide added functionality and other features. New product and service offerings and enhancements by our competitors could cause a decline in sales or loss of market acceptance of our systems. New offerings could also make our systems, services or technologies obsolete or non-competitive. In addition, we are experiencing significant price competition and expect such competition to intensify.

International sales and operation risks could adversely affect our results of operations.

As a result of our current heavy dependence on international markets, we face economic, political and foreign currency fluctuations that are often more volatile than those commonly experienced in the United States. The majority of our sales to date have been made to customers located outside of the United States. Historically, our international sales have been denominated in British pounds sterling, Euros or United States dollars. A decrease in the value of foreign currencies relative to the United States dollar could result in decreased margins from those transactions if such decreases are not hedged. For international sales that are United States dollar-denominated, such a decrease in the value of foreign currencies could make our systems less price-competitive if competitors choose to price in other currencies and could have a material adverse effect upon our financial condition.

We fund our Italian subsidiary’s operating expenses which are denominated in Euros. An increase in the value of Euro currency if not hedged relative to the United States dollar could result in more costly funding for our Italian operations, and as a result higher cost of production to us as a whole. Conversely a decrease in the value of Euro currency will result in cost savings for us.

Additional risks are inherent in our international business activities. Such risks include:

•	changes in regulatory requirements;

•	costs and risks of localizing systems (homologation) in foreign countries;

•	delays in receiving and processing components and materials;

•	availability of suitable export financing;

•	timing and availability of export licenses, tariffs and other trade barriers;

•	difficulties in staffing and managing foreign operations, branches and subsidiaries;

•	difficulties in managing distributors; potentially adverse tax consequences;

•	the burden of complying with a wide variety of complex foreign laws and treaties;

•	difficulty in accounts receivable collections, if applicable;

•	and political and economic instability.

In addition, many of our customer purchase and other agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded.

In many cases, local regulatory authorities own or strictly regulate international telephone companies. Established relationships between government-owned or government-controlled telephone companies and their traditional indigenous suppliers of telecommunications often limit access to such markets. The successful expansion of our international operations in certain markets will depend on our ability to locate, form and maintain strong relationships with established companies providing communication services and equipment in designated regions.

The failure to establish regional or local relationships or to successfully market or sell our products in international markets could limit our ability to expand operations.

Some of our potential markets include developing countries that may deploy wireless communications networks as an alternative to the construction of a limited wireline infrastructure. These countries may decline to construct wireless telecommunications systems or construction of such systems may be delayed for a variety of reasons. Also, in developing markets, economic, political and foreign currency fluctuations may be even more volatile than conditions in developed areas. Countries in the Asia/Pacific, African, and Latin American regions have recently experienced weaknesses in their currency, banking and equity markets. These weaknesses have adversely affected and could continue to adversely affect demand for our products.

Governmental regulations affecting markets in which we compete could adversely affect our business and results of operations.

Radio communications are extensively regulated by the United States and foreign governments as well as by international treaties. Our systems must conform to a variety of domestic and international requirements established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment.

Historically, in many developed countries, the limited availability of radio frequency spectrum has inhibited the growth of wireless telecommunications networks. Each country’s regulatory process differs. To operate in a jurisdiction, we must obtain regulatory approval for its systems and comply with differing regulations.

Regulatory bodies worldwide continue to adopt new standards for wireless communications products. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by us and our customers. The failure to comply with current or future regulations or changes in the interpretation of existing regulations could result in the suspension or cessation of operations. Such regulations or such changes in interpretation could require us to modify our products and services and incur substantial costs to comply with such regulations and changes.

In addition, we are also affected by domestic and international authorities’ regulation of the allocation and auction of the radio frequency spectrum. Equipment to support new systems and services can be marketed only if permitted by governmental regulations and if suitable frequency allocations are auctioned to service providers. Establishing new regulations and obtaining frequency allocation at auction is a complex and lengthy process. If PCS operators and others are delayed in deploying new systems and services, we could experience delays in orders. Similarly, failure by regulatory authorities to allocate suitable frequency spectrum could have a material adverse effect on our results. In addition, delays in the radio frequency spectrum auction process in the United States could delay our ability to develop and market equipment to support new services.

We operate in a regulatory environment subject to significant change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by restricting our development efforts and those of its customers, making current systems obsolete or increasing competition. Any such regulatory changes, including changes in the allocation of available spectrum, could have a material adverse effect on our business, financial condition and results of operations. We may also find it necessary or advisable to modify our systems and services to operate in compliance with such regulations. Such modifications could be expensive and time-consuming.

Our inability to protect our intellectual property could impair our competitive advantage, reduce our revenue and increase our costs.

We rely on a combination of patents, trademarks, trade secrets, copyrights and other measures to protect our intellectual property rights. We generally enter into confidentiality and nondisclosure agreements with service providers, customers and others to limit access to and distribution of proprietary rights. We also enter into software license agreements with customers and others. However, such measures may not provide adequate protection for our trade secrets or other proprietary information for a number of reasons. Any of our patents could be invalidated, circumvented or challenged, or the rights granted there under may not provide competitive advantages to us. Any of our pending or future patent applications might not be issued within the scope of the claims sought, if at all.

Furthermore, others may develop similar products or software or duplicate our products or software. Similarly, others might design around the patents owned by us, or third parties may assert intellectual property infringement claims against us.

In addition, foreign intellectual property laws may not adequately protect our intellectual property rights abroad. A failure or inability to protect proprietary rights could have a material adverse effect on our business, financial condition and results of operations. Even if our intellectual property rights are adequately protected, litigation may be necessary to enforce patents, copyrights and other intellectual property rights, to protect our trade secrets, to determine the validity of and scope of proprietary rights of others or to defend against claims of infringement or invalidity. Litigation, even if wholly without merit, could result in substantial costs and diversion of resources, regardless of the outcome. If any claims or actions are asserted against us, we may choose to seek a license under a third party’s intellectual property rights. However, such a license may not be available under reasonable terms or at all.

We depend on key personnel who would be difficult to replace and our business will likely be harmed if we lost their services or cannot hire additional qualified personnel.

Our future operating results depend in significant part upon the continued contributions of key technical and senior management personnel, many of who would be difficult to replace. Future operating results also depend upon the ability to attract and retain qualified management and technical personnel. Competition for such personnel is intense, and we may not be successful in attracting or retaining such personnel. Only a limited number of persons with the requisite skills to serve in these positions may exist and it may be increasingly difficult for us to hire such personnel. If the Telaxis merger is consummated, the current chief executive officer of Telaxis, John Youngblood, will become our chief executive officer. He will lead a mixed executive team, some coming from our side and some from the Telaxis side. Potential integration and retention problems could arise.

We have experienced and may continue to experience employee turnover due to several factors, including the 2002 and 2001 layoffs at our U.S. and United Kingdom locations. Such turnover and layoffs could adversely impact our business.

Our stock price has been volatile and has experienced significant decline, and may continue to be volatile and decline.

In recent years, the stock market in general, and the market for shares of small capitalization, technology stocks in particular, have experienced extreme price fluctuations. Such fluctuations have often been unrelated to the operating performance of individual affected companies. Companies with liquidity problems also often experienced downward stock price volatility. We believe that factors such as announcements of developments related to our business (including any financings or any resolution of liabilities), announcements of technological innovations or new products or enhancements by us or our competitors, developments in the emerging countries’ economies, sales by competitors, sales of our common stock into the public market, developments in our relationships with customers, partners, lenders, distributors and suppliers, shortfalls or changes in revenues, gross margins, earnings or losses or other financial results that differ from analysts’ expectations, regulatory developments, fluctuations in results of operations and general conditions in our market, or the economy, could cause the price of our common stock to fluctuate widely. The market price of our common stock may continue to decline, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

We have never declared or paid cash dividends on our common stock nor do we anticipate doing so in the future.

We have never declared or paid cash dividends on our common stock, and we anticipate that any future earnings will be retained for investment in the business. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions with respect to the payment of dividends.

We have adopted anti-take over defenses that could delay or prevent an acquisition of the company.

Our stockholder rights plan, certificate of incorporation, equity incentive plans, bylaws and Delaware law may have a significant effect in delaying, deferring or preventing a change in control and may adversely affect the voting and other rights of other holders of common stock.

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any other preferred stock that may be issued in the future, including the Series A junior participating preferred stock that may be issued pursuant to the stockholder rights plan, upon the occurrence of certain triggering events. In general, the stockholder rights plan provides a mechanism by which the share position of anyone that acquires 15% or more, or 20% or more in the case of the State of Wisconsin Investment Board and Firsthand Capital Management), of our common stock will be substantially diluted. Future issuance of stock or any additional preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Future sales or our securities in the public market could lower our stock price and impair our ability in new stock offerings to raise funds to continue operations.

Future sales of our common stock, including shares issued upon the exercise of our outstanding options and warrants or other derivative transitions with respect to our stock, could have a significant negative effect on the market price of our common stock. These sales might also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we would deem appropriate.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should read statements that contain these words carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from any expectations we describe. Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

•	market acceptance of and continuing demand for our products;

•	our ability to protect our intellectual property;

•	the impact of competitive products, pricing and customer service and support;

•	our ability to obtain additional financing to support our operations;

•	obtaining and maintaining regulatory approval where required; and

•	the closing of our proposed merger with Telaxis Communications Corporation; and

•	changing market conditions and other risks detailed in this prospectus.

You should also consider carefully the statements under “Risk Factors” beginning on page 5 and other sections of this prospectus and in the other documents filed with the SEC, which address factors that could cause our actual results to differ from those set forth in the forward-looking statements. You should not place undue reliance on any forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We will not update any forward-looking statements to reflect events or circumstances that occur after the date on which such statement is made.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. All proceeds will be received by the selling stockholders. We may receive the proceeds form the exercise of the warrants by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth the name of the selling stockholders and the number of shares being registered for sale as of the date of this prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by the selling stockholders. The following table assumes that each selling stockholder will sell all of the shares being offered by this prospectus for its account. However, we are unable to determine the exact number of shares that actually will be sold. The selling stockholders have not had a material relationship with us within the past three years other than as a result of its ownership of our securities. The shares offered by this prospectus may be offered from time to time by the selling stockholders. This information is based upon information provided by the selling stockholders, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock beneficially owned by the selling stockholders is determined in accordance with the rules of the SEC. The term “selling stockholder” includes the stockholders listed below and its transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for each selling stockholder is based on 34,437,644 shares of common stock outstanding as of December 30, 2002.

Names of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Percent of Outstanding Shares Beneficially Owned Prior to Offering(1)	Number of Shares to be Offered Pursuant to this Prospectus	Number of Shares Beneficially Owned After the Offering(2)	Percent of Outstanding Shares Beneficially Owned After the Offering(2)
Alpha Capital Aktiengesellschaft	3,711,111	(3)	10.266%	3,711,111	0	*
Stonestreet Limited Partnership	2,472,222	(4)	6.949%	2,472,222	0	*

*	Represents less than 1% of the outstanding shares.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Under Section 9.5 of the Subscription Agreement and Section 10 of the warrants, each selling stockholder may not be issued shares of common stock in a second closing and each may not exercise the warrants if the issuance of shares in the second closing or upon exercise of the warrants would result in beneficial ownership by such selling stockholder and its affiliates of more than 9.99% of the outstanding shares of common stock of P-Com.

(2)
Assumes that all shares being offered by each selling stockholder under this prospectus are sold, and that such selling stockholder acquires no additional shares of common stock before the completion of this offering.

(3)	Includes 1,261,111 shares issuable in a second closing and 450,000 shares issuable upon exercise of warrants.

(4)	Includes 838,889 shares issuable in a second closing and 300,000 shares issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

We are registering all 6,183,333 shares on behalf of the selling stockholders. We issued all of the shares to the selling stockholders in a private placement transaction. The selling stockholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq SmallCap Market, in the over-the-counter market, through put or call option transactions relating to the shares, in negotiated transactions, or a combination of such methods of sale or otherwise, at prices and on terms then prevailing or at prices related to the then current market price. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers, or not. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of the respective exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	in privately negotiated transactions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares covered by this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the pledged shares under this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

Upon being notified by the selling stockholders that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against various liabilities, including liabilities arising under the Securities Act of 1933.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon by Sheppard, Mullin, Richter & Hampton LLP, Santa Barbara, California.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

(1)	our annual report on Form 10-K for the fiscal year ended December 31, 2001 filed on April 1, 2002;

(2)	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002 filed on May 15, 2002, August 14, 2002 and November 14, 2002, respectively;

(3)	our current reports on form 8-K filed on June 26, 2002, July 9, 2002, September 12, 2002 and November 6, 2002;

(4)
the description of our common stock contained in our registration statement on Form 8-A filed on January 12, 1995, including any amendments or reports filed for the purpose of updating such descriptions; and

(5)
the description of our preferred stock purchase rights, contained in our registration statement on Form 8-A filed on October 9, 1997, including any amendments or reports filed for the purpose of updating such descriptions.

Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request free copies of these filings by writing or calling us at:

P-Com, Inc.
3175 S. Winchester Boulevard
Campbell, California 95008
(408) 866-3666
Attn: Investor Relations

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy these reports, proxy materials and other information at:

Securities & Exchange
Commission
Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549

You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s internet web site at “http:\\www.sec.gov.” You may also visit our web site at “http:\\www.p-com.com”.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus should not be considered an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

6,183,333 SHARES

COMMON STOCK

PROSPECTUS

January 23, 2003